TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES

Exhibit 11: Statement re computation of per share earnings

                                             Thirteen Weeks Ended        Thirty-Nine Weeks Ended
                                          --------------------------    --------------------------
                                          November 1,    November 2,    November 1,    November 2,
                                                1997           1996           1997           1996
                                          -----------    -----------    -----------    -----------
                                                    (In thousands except per share data.)
Primary:
--------
Weighted average shares outstanding            9,852          9,741          9,809          9,738

Net effect of dilutive stock options
based on the treasury stock method
using the average market price                   276            N/A            N/A            N/A
                                          -----------    -----------    -----------    -----------
                                              10,128          9,741          9,809          9,738
                                          ===========    ===========    ===========    ===========

Net income (loss)                               $979        ($2,477)         ($716)       ($7,608)
                                          ===========    ===========    ===========    ===========

Per share amount                               $0.10         ($0.25)        ($0.07)        ($0.78)
                                          ===========    ===========    ===========    ===========


Fully Diluted:
--------------
Weighted average shares outstanding            9,852          9,741          9,809          9,738

Net effect of dilutive stock options
based on the Treasury Stock method
using the period end price if higher
than the average market price                    284            N/A            N/A            N/A
                                          -----------    -----------    -----------    ----------
Total                                         10,136          9,741          9,809          9,738
                                          ===========    ===========    ===========    ==========

Net income (loss)                               $979        ($2,477)         ($716)       ($7,608)
                                          ===========    ===========    ===========    ===========

Per share amount                               $0.10         ($0.25)        ($0.07)        ($0.78)
                                          ===========    ===========    ===========    ===========

N/A = Not applicable as options would have an anti-dilutive effect.

(1) = Fully diluted per share amounts have been excluded from the condensed consolidated financial statements, for each period predented, as the difference between primary and fully diluted per share amounts is immaterial (less than three percent of earnings per weighted average common share outstanding).